As filed with the Securities and Exchange Commission on June 9, 1998

                                                     Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------

                            WILLIAMS CONTROLS, INC.
                            -----------------------
               (Exact name of Registrant specified in its charter)

               Delaware                                   84-1099587
    -------------------------------         ------------------------------------
    (State or other jurisdiction of         (I.R.S. Employer Identification No.)
     incorporation or organization)

          14100 SW 72nd Avenue
              Portland, OR                                  97224
----------------------------------------                   --------
(Address of Principal Executive Offices)                   Zip Code


                             WILLIAMS CONTROLS, INC.
                             1993 STOCK OPTION PLAN
                                       and
                1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                                       and
               OPTIONS GRANTED PURSUANT TO A CONSULTING AGREEMENT
                            (Full title of the plan)

                CSC The United States Corporation Service Company
                                1013 Centre Road
                           Wilmington, Delaware 19805
                     (Name and address of agent for service)

                                 (800) 927-9800
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                   Copies to:

                               Gerald Raskin, Esq.
                                Seth Weiss, Esq.
              Friedlob Sanderson Raskin Paulson & Tourtillott, LLC
                          1400 Glenarm Place, Suite 300
                             Denver, Colorado 80202
                                 (303) 571-1400

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                      Proposed      Proposed
                                       Maximum       Maximum
    Title of                          Offering      Aggregate       Amount of
Securities to be     Amount to be       Price       Offering      Registration
   Registered         Registered      Per Share       Price            Fee
                         (1)
--------------------------------------------------------------------------------

Common Stock,
$.01 par value        3,000,000          (2)       $7,487,172         $2,209
--------------------------------------------------------------------------------

Common Stock,
$.01 par value          200,000          (3)         $588,238           $174
--------------------------------------------------------------------------------

Common Stock,
$.01 par value          150,000        $.41           $61,500            $18
================================================================================

TOTALS                3,350,000                    $8,136,910         $2,400
================================================================================

     (1) This Registration Statement is being filed to register (a) 3,000,000 shares of common stock which may be issued pursuant to the Registrant's 1993 Stock Option Plan (the "1993 Option Plan"), (b) 200,000 shares of common stock which may be issued pursuant to the Registrant's 1995 Stock Option Plan for Non-Employee Directors (the "1995 Non-Employee Director Plan"); and (c) 150,000 options to purchase shares of common stock granted pursuant to the terms of a written consulting agreement (the "Consulting Agreement.")

     (2) In accordance with Rule 457(h), the fee has been calculated as follows: 916,300 shares at $1.938 per share, 418,700 shares at $2.50 per share, 400,000 shares at $2.44 per share, 150,000 shares at $3.2313 per share, 110,000 shares at $2.6250 per share, 45,600 shares at $2.9375 per share, 30,000 shares at $2.156 per share, 30,000 shares at $2.937 per share, 25,000 shares at $3.63 per share, 20,000 shares at $2.563 per share, 15,000 shares at $2.375 per share, 3,000 shares at $2.313 per share and 836,400 shares at a price of $2.9219 (pursuant to Rule 457(c), the average of the high and low price of Williams Controls, Inc. common stock on Friday, June 5, 1998).

     (3) In accordance with Rule 457(h), the fee has been calculated as follows: 30,000 shares at $2.50 per share, 30,000 shares at $2.656 per share, 30,000 shares at $3.00 per share, 30,000 shares at $3.66 per share and 80,000 shares available for grant at a price of $2.9219 (pursuant to Rule 457(c), the average of the high and low price of Williams Controls, Inc. common stock on Friday, June 5, 1998).

                                     PART I
                    INFORMATION REQUIRED IN THE SECTION 10(a)
                                   PROSPECTUS


Item 1.  Plan Information.

         Williams Controls, Inc. (the "Registrant") will provide to the option holders (the "Recipients") the documents which contain information related to the plans which provide for their options and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not filed as a part of this Registration Statement (the "Registration Statement"). The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"). A Section 10(a) prospectus will be given to each Recipient who receives shares of common stock covered by this Registration Statement in accordance by Rule 428(b)(1) under the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

         The Registrant will provide to the Recipients a written statement advising them of the availability without charge, upon written or oral notice, of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act. The statement will include the address and telephone number to which their requests should be directed.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The following documents filed with the Commission by the Registrant are incorporated into this Registration Statement by this reference:

         (1) Registrant's Annual Report on Form 10-K for the year ended September 30, 1997;

         (2) Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997;

         (3) Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and

         (4) The description of the common stock contained in the Registrant's Registration Statement on Form 8-A, Commission File No. 0-18083, filed with the Commission on November 1, 1989.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all shares offered hereunder have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.


Item 4.  Description of Securities.

         Not Applicable.


Item 5.  Interests of Named Experts and Counsel.

         None.


Item 6.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law and Article Ninth of the Registrant's Certificate of Incorporation, under certain circumstances provide for the indemnification of the Registrant's officers, directors, employees and agents against liabilities which they may incur in such capacities. A summarization of the circumstances in which such indemnifications provided for is contained herein, but that description is qualified in its entirety by reference to Article Ninth of the Registrant's Certificate of Incorporation and the relevant Section of the Delaware General Corporation Law.

         In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person's actions resulting in the liabilities: (i) were taken in good faith;
(ii) were reasonably believed to have been in or not opposed to the Registrant's best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

         The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys' fees, actually and reasonably incurred in connection with the proceeding.

         Indemnification in connection with a proceeding by or in the right of the Corporation in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys' fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in the Corporation's best interest and must not have been adjudged liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of the Registrant in which a director is adjudged liable to the Registrant, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

         Delaware law authorizes the Registrant to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to the Registrant a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by the Corporation.

         The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under the Registrant's Certificate of Incorporation, Bylaws, resolutions of its stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

         The statutory provision cited above also grants the power to the Registrant to purchase and maintain insurance policies which protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies providing protection against liabilities imposed under the securities laws have been obtained by the Registrant.

         Article VIII of the Registrant's Bylaws provides that the Registrant shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into agreements with its directors indemnifying them to the fullest extent permitted by the Delaware General Corporation Law.


Item 7.  Exemption from Registration Claimed.

         Not Applicable.


Item 8.  Exhibits.

         The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

4.1    Certificate of Incorporation of the Registrant as amended.  (Incorporated
                                                                   -------------
       by reference to Exhibit 3.1  to  the  Registrant's Annual Report on  Form
       -------------------------------------------------------------------------
       10-K for the Fiscal Year Ended September 1995)
       ----------------------------------------------


5.1 Opinion of Counsel and Consent of Friedlob Sanderson Raskin Paulson & Tourtillott, LLC

23.1   Consent of  Friedlob Sanderson Raskin Paulson  &  Tourtillott,  LLC - See
       Exhibit 5.1.

23.2   Consent of Horwath Gelfond Hochstadt Pangburn & Co.

24.1   Power of Attorney - Included on Signature Page

Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

         (a) (1) To file,  during any period in which  offers or sales are being
made, a post-effective amendment to  this  registration   statement  to  include
any additional or changed material information on the plan of distribution.

         (a) (2) That, for determining any liability under the Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.
            ---------

         (a) (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Not applicable.

         (c) Not Applicable.

         (d) Not Applicable.

         (e) Not Applicable.

         (f) Not Applicable.

         (g) Not Applicable.

         (h) Not Applicable.

         (i) Not Applicable.

         (j) Not Applicable.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of W. Bloomfield, State of Michigan, on June 9, 1998.


                                                     WILLIAMS CONTROLS, INC.


                                                     By:/s/ Thomas W. Itin
                                                        ---------------------
                                                        Thomas W. Itin, Chief
                                                        Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and/or directors of Williams Controls, Inc., by virtue of their signatures appearing below, hereby constitute and appoint Thomas W. Itin and Gerald A. Herlihy, each with full power of substitution, as attorneys-in-fact in their names, places and steads to execute any and all amendments to this Registration Statement on Form S-8 in the capacities set forth opposite their names below and hereby ratify all that said attorneys-in-fact may do by virtue thereof.


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signatures                           Title                     Date
        ----------                           -----                     ----


 /s/ Thomas W. Itin                   Director, President,          June 9, 1998
 -------------------------
 Thomas W. Itin                         Chief Executive
                                       Officer and Chief
                                       Operating Officer

 /s/ Gerard A. Herlihy              Chief Financial Officer         June 9, 1998
 -------------------------          and Chief Administrative
 Gerard A. Herlihy                          Officer


 /s/ R. William Caldwell                   Director                 June 9, 1998
 -------------------------
 R. William Caldwell


 /s/ H. Samuel Greenawalt                  Director                 June 9, 1998
 -------------------------
 H. Samuel Greenawalt


 /s/ Timothy S. Itin                       Director                 June 9, 1998
 -------------------------
 Timothy S. Itin

                                   EXHIBIT 5.1



                                  June 3, 1998


Board of Directors
Williams Controls, Inc.
14100 SW 72nd Avenue
Portland, Oregon 97224

Re: Registration Statement on Form S-8
    Opinion of Counsel

Gentlemen:

     As counsel for Williams Controls, Inc. (the "Corporation"), a Delaware corporation, we have examined the Certificate of Incorporation, the Bylaws and minutes of the Corporation and such other corporate records, documents and proceedings, and have considered such questions of law as we deemed relevant for the purpose of this opinion. We have also, as such counsel, examined the Corporation's Registration Statement on Form S-8 (the "Registration Statement"), which will be filed with the Securities and Exchange Commission today or shortly thereafter, covering the sale of an aggregate of up to 3,350,000 shares (the "Shares") of the Corporation's common stock under the Corporation's 1993 Stock Option Plan, 1995 Stock Option Plan for Non-Employee Directors and options granted pursuant to a Consulting Agreement as described in and in accordance with the terms of the Registration Statement.

     Based upon the foregoing, we are of the opinion that the Shares will be duly and validly issued as fully paid and non-assessable shares of common stock upon exercise of options in accordance with their terms.

     We hereby consent to the use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5.1 thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                   Very truly yours,



                                   Friedlob Sanderson Raskin
                                   Paulson & Tourtillott, LLC

                                  EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS



     We consent to the incorporation by reference in this Registration Statement on Form S-8 of Williams Controls, Inc. of our reports dated December 18, 1997 relating to the consolidated balance sheets of Williams Controls, Inc. and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997, and the related financial statement schedule, which reports appear in the September 30, 1997 annual report on Form 10-K of Williams Controls, Inc.



HORWATH GELFOND HOCHSTADT PANGBURN & CO.


Denver, Colorado
June 8, 1998